Exhibit 99.1

NEWS release

P.O. Box 10, Manitowoc, WI 54221-0010

For further information, contact:

Kevin M LeMahieu, Chief Financial Officer

Phone: (920) 652-3200 / klemahieu@bankfirstwi.bank

FOR IMMEDIATE RELEASE

Bank First Announces Net Income for the First Quarter of 2020

•	Net income of $7.3 million and earnings per common share of $1.03 for the three months ended March 31, 2020
•	Annualized return on average assets of 1.32% for the three months ended March 31, 2020
•	Quarterly cash dividend of $0.20 per share declared, matching prior quarter and prior-year quarter

MANITOWOC, Wis, April 21, 2019 -- Bank First Corporation (NASDAQ: BFC) (“Bank First”), the holding company for Bank First, N.A., reported net income of $7.3 million, or $1.03 per share, for the first quarter of 2020, compared with net income of $6.6 million, or $1.00 per share, for the respective prior-year comparative period.

Operating Results

Net interest income during the first quarter of 2020 was $18.6 million, down $0.1 million from the previous quarter but up $3.4 million from the first quarter of 2019.

Interest income related to purchased loan accounting entries, resulting from our purchases of Waupaca Bancorporation, Inc. (“Waupaca”) during the fourth quarter of 2017 and Partnership Community Bancshares, Inc. (“Partnership”) during the third quarter of 2019, increased net income (after tax) during the first quarter of 2020 by $0.8 million, or $0.11 per share, compared to $1.1 million, or $0.16 per share, and $0.8 million, or $0.11 per share, for the fourth and first quarters of 2019, respectively.

Net interest margin was 3.81% for the first quarter of 2020, compared to 3.85% for the previous quarter and 3.82% for the first quarter of 2019. The aforementioned purchase loan accounting entries added 0.20%, 0.27% and 0.25% to net interest margin for each of these periods, respectively. The ability to improve net interest margin less the impact of purchase accounting for the first quarter of 2020 compared to the fourth quarter of 2019 was accomplished through a combination of swift response to the falling rate environment on the funding side, reducing cost of interest-bearing liabilities by 0.19% quarter-over-quarter, and historically effective use of floor interest rates on variable rate loans, limiting the reduction of yield on interest-bearing assets to 0.02% quarter-over-quarter.

Bank First recorded a provision for loan losses of $1.0 million during the first quarter of 2020, compared to $1.1 million and $0.6 million during the fourth and first quarters of 2019, respectively. Net recoveries of previously charged off loan balances further increased the allowance for loan losses by $0.6 million during the first quarter of 2020. In response to the heightened economic risks resulting from the COVID-19 pandemic, management increased certain economic risk factors in the calculation of Bank First’s analysis of allowance for loan losses, leading to an increase of $0.4 million in provision for loan losses during March 2020. As further discussed later in this release, Bank First entered this time of heightened economic turbulence with strong asset quality metrics. While there is great uncertainty over the impact of the current health crisis on credit quality of all financial institutions going forward, Bank First has maintained a consistently conservative credit culture that allowed it to weather the Great Recession from 2008-2011 with continually increasing earnings each year. Actual credit quality deterioration will depend heavily on the length of time that local and national economies remain under the various “stay at home” orders issued by each state. The longer these orders stay in place, the greater the stress will be on the economy. Management will continue to monitor these factors in assessing the adequacy of the allowance for loan losses in future quarters.

Noninterest income was $3.9 million during the first quarter of 2020, compared to $3.2 million and $3.5 million during the fourth and first quarters of 2019, respectively. Loan servicing income totaled $0.4 million during the quarter, compared to a loss of $0.3 million in this classification in the fourth quarter of 2019 and income of $0.2 million in the first quarter of 2019. A $0.7 million reduction in the valuation of a servicing rights asset on the Company’s balance sheet during the fourth quarter of 2019 led to the loss in that period. Net gains on sales of mortgage loans to the secondary market totaled $0.5 million during the quarter, down $0.2 million from the prior quarter, but up $0.4 million from the first quarter of 2019, as continued strong demand for residential mortgage loans offset what is typically a slow quarter for this line of business. Sales of securities led to gains of $0.6 million and $0.2 million in the fourth and first quarters of 2019. Bank First did not sell any securities during the first quarter of 2020, leading to negative variances compared to both of those periods. Other noninterest income was positively impacted during the first quarter of 2019 by the revaluing of an investment Bank First holds in common stock of another financial institution, historically recorded at its cost basis, to fair value based on recent observable prices in orderly stock transactions at that time, resulting in income of $0.6 million. This event did not have a repeating impact in the first quarter of 2020, resulting in a negative variance.

Noninterest expense was $12.7 million in the first quarter of 2020, compared to $11.2 million and $9.5 million during the fourth and first quarters of 2019, respectively. Personnel expense totaled $6.5 million for the first quarter of 2020, compared to $5.9 million and $5.3 million for the fourth and first quarters of 2019, respectively. The negative variance to the prior year first quarter was due to added scale from the Partnership acquisition. The negative variance from the prior quarter was due to items such as payroll taxes and retirement plan contributions which have a higher impact on earlier quarters each year due to reaching statutory maximums for individual employees throughout the year. Occupancy, equipment and office expense saw an increase from the prior quarter of $0.2 million and from the prior year first quarter of $0.4 million. This area of expense was negatively impacted in comparison to both periods by a relocation of two of our branches to new facilities during the quarter as well as by the cost of equipping a large portion of our staff to work remotely in response to the COVID-19 pandemic. The Bank had sales of two large foreclosed properties scheduled to close late in the first quarter of 2020 which would have resulted in only modest losses. Due to the economic turmoil that resulted during the last several weeks of the quarter, one of these sales was postponed until early in the second quarter of 2020 at a significantly reduced price and the other was cancelled altogether causing the Bank to reduce the valuation on that property. In total, these two situations led to negative valuation adjustments on other real estate owned of $1.0 million. Like most banks with total assets under $10 billion, Bank First received an assessment credit from the Federal Deposit Insurance Corporation (“FDIC”) Deposit Insurance Fund. The application of this credit resulted in a reversal of a previous FDIC assessment accrual totaling $0.3 million during the fourth quarter of 2019, positively impacting outside service fees during that quarter and leading to a negative variance in comparison to the first quarter of 2020. Expenses related to the upcoming acquisition of Tomah Bancshares, Inc., which is still planned to close on May 15, 2020, totaled $0.3 million during the first quarter of 2020.

Balance Sheet

Total assets were $2.20 billion at March 31, 2020, down $9.9 million from December 31, 2019, and up $394.9 million from March 31, 2019. Total loans were $1.77 billion at March 31, 2020, up $28.9 million from December 31, 2019, and up $394.9 million from March 31, 2019. Excluding loans acquired in the Partnership acquisition, loans grew by 4.1% over the trailing twelve months. Annualized loan growth during the first quarter of 2020 amounted to 6.7%. Total deposits, nearly all of which remain core deposits, were $1.85 billion at March 31, 2020, up $3.9 million from December 31, 2019, and up $273.5 million from March 31, 2019.

On March 27, 2020, the President signed into law the Coronavirus Aid, Relief, and Economic Security (“CARES”) Act, a key provision of which was the Paycheck Protection Program (“PPP”). The PPP made available $349 billion in funds for lending through financial institutions, carrying a 100% guaranty by the Small Business Administration (“SBA”), which may be forgivable through reimbursement to the financial institutions by the SBA if funds are used by the borrowers for purposes stipulated within the PPP guidelines. Subsequent to March 31, 2020, Bank First processed over 1,200 applications funding in excess of $245.0 million in PPP loans to help the businesses of the communities we serve continue paying their employees. In addition to the considerable liquidity provided through Bank First’s borrowing availability at the Federal Home Loan Bank of Chicago, which approximated $317.9 million at March 31, 2020, the bank also sold $36.6 million in U.S. Treasury notes subsequent to quarter-end to support the liquidity needs of the PPP loans. The Federal Reserve also announced on April 6, 2020, that they will be providing institutions with term financing backed by PPP loans to accommodate any liquidity needs caused by participation in this program. PPP loans will carry a zero risk-weighting when calculating bank capital ratios and will not impact bank leverage ratios if the Federal Reserve credit facility is utilized.

Asset Quality

Nonperforming assets at March 31, 2020, totaled $11.1 million, down from $11.5 million and $19.4 million at the end of the fourth and first quarters of 2019, respectively. Nonperforming assets to total assets ended the first quarter of 2020 at 0.51%, down from 0.52% and 1.30% at the end of the fourth and first quarters of 2019, respectively. As previously mentioned, the current health crisis will undoubtedly impact these credit quality metrics, though the ultimate impact is not foreseeable due to the uncertainty of the length of duration of this situation.

Capital Position

Stockholders’ equity totaled $237.7 million at March 31, 2020, an increase of $7.5 million from the previous quarter and $58.5 million from March 31, 2019. Strong earnings served to increase capital during the quarter while being offset by dividends totaling $1.4 million. In addition to these items, balances from a deferred compensation plan which had been terminated during 2019 were paid out during the quarter in shares of Company stock, adding $2.1 million to capital. The aforementioned sale of U.S. Treasury notes subsequent to quarter-end added another $3.1 million to capital which will benefit Bank First in future quarters.

Bank First’s Actions to Protect and Support Customers and Employees

On April 21, 2020, Bank First published a presentation which detailed its actions taken in response to the COVID-19 pandemic. Among other things this document contains information regarding the number of customers requesting payment deferrals as a result of the pandemic, detail of the composition of the Bank’s loan portfolio as of March 31, 2020, and temporary changes made to certain customer fee arrangements. This document can be viewed by visiting the News section of Bank First’s investor relations site.

Dividend Declaration

Bank First’s Board of Directors approved a quarterly cash dividend of $0.20 per common share, payable on July 8, 2020, to shareholders of record as of June 23, 2020.

Bank First Corporation provides financial services through its subsidiary, Bank First, which was incorporated in 1894. The Bank is an independent community bank with 23 banking locations in Wisconsin. The Bank has grown through both acquisitions and de novo branch expansion. The Bank offers loan, deposit and treasury management products at each of its banking offices. Insurance services are available through our bond with Ansay & Associates, LLC. Trust, investment advisory and other financial services are offered through the Bank’s partnership with Legacy Private Trust, an alliance with Morgan Stanley and an affiliation with McKenzie Financial Services, LLC. The Bank is a co-owner of a data processing subsidiary, UFS, LLC, which provides data and technology services to banks in the Midwest. The Company employs approximately 284 full-time equivalent staff and has assets of approximately $2.2 billion. Further information about Bank First Corporation is available by clicking on the Investor Relations tab at www.BankFirstWI.bank.

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Forward Looking Statements: This news release may contain certain “forward-looking statements” that represent Bank First Corporation’s expectations or beliefs concerning future events. Such forward-looking statements are about matters that are inherently subject to risks and uncertainties. Because of the risks and uncertainties inherent in forward looking statements, readers are cautioned not to place undue reliance on them, whether included in this news release or made elsewhere from time to time by Bank First Corporation or on its behalf. Bank First Corporation disclaims any obligation to update such forward-looking statements. In addition, statements regarding historical stock price performance are not indicative of or guarantees of future price performance.

Bank First Corporation

Consolidated Financial Summary (Unaudited)

(In thousands, except per share data)	At or for the Three Months Ended
	3/31/2020	12/31/2019	9/30/2019	6/30/2019	3/31/2019
Results of Operations:
Interest income	$23,296	$23,795	$25,489	$20,158	$19,723
Interest expense	4,653	5,015	5,176	4,784	4,523
Net interest income	18,643	18,780	20,313	15,374	15,200
Provision for loan losses	975	1,125	3,000	500	625
Net interest income after provision for loan losses	17,668	17,655	17,313	14,874	14,575
Noninterest income	3,897	3,211	3,145	2,736	3,540
Noninterest expense	12,741	11,182	12,087	9,955	9,536
Income before income tax expense	8,824	9,684	8,371	7,655	8,579
Income tax expense	1,558	2,225	1,712	1,666	1,992
Net income	$7,266	$7,459	$6,659	$5,989	$6,587

Earnings per common share - basic	$1.03	$1.05	$0.95	$0.91	$1.00
Earnings per common share - diluted	1.02	1.04	0.93	0.90	1.00

Common Shares:
Basic weighted average	7,083,520	7,084,728	7,036,807	6,577,016	6,574,362
Diluted weighted average	7,128,247	7,182,854	7,134,674	6,675,794	6,608,273
Outstanding	7,155,955	7,084,728	7,084,728	6,576,171	6,577,045

Noninterest income / noninterest expense:
Service charges	$916	$1,110	$918	$799	$679
Income from Ansay	891	55	319	543	875
Income from UFS	897	842	768	731	594
Loan servicing income	462	(291)	374	244	223
Net gain on sales of mortgage loans	460	627	533	154	87
Net gain on sales of securities	-	611	-	23	234
Noninterest income from strategic alliances	17	21	26	29	19
Other noninterest income	254	236	207	213	829
Total noninterest income	$3,897	$3,211	$3,145	$2,736	$3,540

Personnel expense	$6,452	$5,918	$6,272	$5,403	$5,310
Occupancy, equipment and office	1,275	1,103	1,076	832	849
Data processing	1,199	1,478	1,158	960	913
Postage, stationery and supplies	172	141	135	192	123
Net (gain) loss on sales and valuations of other real estate owned	976	36	(10)	(135)	36
Advertising	55	88	53	53	74
Charitable contributions	123	69	225	141	131
Outside service fees	801	204	1,171	982	684
Amortization of intangibles	334	373	374	161	161
Other noninterest expense	1,354	1,772	1,633	1,366	1,255
Total noninterest expense	$12,741	$11,182	$12,087	$9,955	$9,536

Period-end balances:
Loans	$1,765,242	$1,736,343	$1,714,213	$1,419,192	$1,431,498
Allowance for loan losses	12,967	11,396	10,131	12,170	12,213
Investment securities available-for-sale, at fair value	172,070	181,506	136,935	120,083	122,761
Investment securities held-to-maturity, at cost	43,732	43,734	42,605	39,537	40,769
Goodwill and other intangibles, net	52,789	53,122	54,153	19,998	20,160
Total assets	2,200,320	2,210,268	2,163,501	1,806,467	1,805,408
Deposits	1,847,209	1,843,311	1,838,080	1,574,998	1,573,677
Stockholders' equity	237,682	230,211	225,332	185,448	179,177
Book value per common share	33.21	32.49	31.81	28.20	27.24
Tangible book value per common share	26.44	25.60	24.86	25.63	24.65

Average balances:
Loans	$1,744,576	$1,718,705	$1,682,932	$1,420,710	$1,434,283
Interest-earning assets	2,011,382	1,976,420	1,923,451	1,679,604	1,652,106
Total assets	2,196,662	2,160,080	2,095,357	1,801,530	1,773,345
Deposits	1,843,039	1,835,430	1,786,373	1,563,322	1,548,306
Interest-bearing liabilities	1,476,814	1,373,320	1,310,757	1,142,604	1,141,177
Goodwill and other intangibles, net	48,606	49,071	42,373	20,096	20,259
Stockholders' equity	233,470	228,404	227,205	181,498	175,058

Financial ratios:
Return on average assets	1.32%	1.37%	1.27%	1.33%	1.49%
Return on average common equity	12.45%	12.96%	11.72%	13.20%	15.05%
Average equity to average assets	10.63%	10.57%	10.84%	10.07%	9.87%
Stockholders' equity to assets	10.80%	10.42%	10.42%	10.27%	9.92%
Tangible equity to tangible assets	8.79%	8.39%	8.33%	9.42%	9.06%
Loan yield	5.00%	5.15%	5.63%	5.22%	5.15%
Earning asset yield	4.74%	4.86%	5.37%	4.90%	4.93%
Cost of funds	1.27%	1.45%	1.57%	1.68%	1.61%
Net interest margin, taxable equivalent	3.81%	3.85%	4.30%	3.76%	3.82%
Net loan charge-offs to average loans	-0.14%	-0.01%	1.20%	0.16%	0.18%
Nonperforming loans to total loans	0.42%	0.31%	0.30%	1.20%	1.14%
Nonperforming assets to total assets	0.51%	0.52%	0.52%	1.10%	1.07%
Allowance for loan losses to loans	0.73%	0.66%	0.59%	0.86%	0.85%